
                                  UNITED STATES                OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION      OMB Number:  3235-0145
                             WASHINGTON, D.C. 20549            Expires:   November 30, 1999
                                                               Estimated average burden
                                                               hours per response . . .14.90





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                                  OMTOOL, LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    681974101
                            ------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           / /         Rule 13d-1(b)
           / /         Rule 13d-1(c)
           /X/         Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                  -----------------------------------
CUSIP NO.      681974101            13G     PAGE       2    OF    5   PAGES
--------------------------                  -----------------------------------



------- ----------------------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Robert L. Voelk


------- ----------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                              (a) / /
        Not Applicable                                                                        (b) / /

------- ----------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- ----------------------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany

------------------------- ----- ----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                                                             1,837,954
        NUMBER OF         ----- ----------------------------------------------------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                                                                 0
          EACH            ----- ----------------------------------------------------------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                                                               1,837,954
                          ----- ----------------------------------------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                                                                 0
------- ----------------------------------------------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 1,837,954
------- ----------------------------------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     / /

                                                               Not Applicable
------- ----------------------------------------------------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   14.6%

------- ----------------------------------------------------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                                                                     IN
------- ----------------------------------------------------------------------------------------------------------------------------

--------------------------                  -----------------------------------
CUSIP NO.      681974101            13G     PAGE       3    OF    5   PAGES
--------------------------                  -----------------------------------


Item 1(a).    NAME OF ISSUER:
              Omtool, Ltd.

Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              8 Industrial Way, Salem, NH 03079

Item 2(a).    NAME OF PERSON FILING:
              Robert L. Voelk

Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              8 Industrial Way, Salem, NH 03079

Item 2(c).    CITIZENSHIP:
              Germany

Item 2(d).    TITLE OF CLASS OF SECURITIES:
              Common Stock, $.01 par value.

Item 2(e).    CUSIP NUMBER:
              681974101

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [   ]         Broker or dealer registered under Section 15
                                    of the Act (15 U.S.C. 78o);

                  (b) [   ]         Bank as defined in Section 3(a)(6) of the
                                    Act (15 U.S.C. 78c);

                  (c) [   ]         Insurance company as defined in Section 3(a)
                                    (19) of the Act (15 U.S.C. 78c);

                  (d) [   ]         Investment company registered under
                                    Section 8 of the Investment Company Act of
                                    1940 (15 U.S.C.
                                    80a-8);

                  (e) [   ]         An Investment Advisor in accordance with
                                    Section 240. 13d-1(b)(1)(ii)(E);

                  (f) [   ]         An employee benefit plan or endowment
                                    fund; in accordance with Section 240.
                                    13d-1(b)(1)(ii)(F);

                  (g) [   ]         A parent holding company or control
                                    person in accordance with Section 240.
                                    13d-1(b)(1)(ii)(G);

                  (h) [   ]         A savings association as defined in
                                    Section 3(b) of the Federal Deposit
                                    Insurance Act (12 U.S.C. 1813);

                  (i) [   ]         A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act of 1940 (15 U.S.C.
                                    80a-3);

--------------------------                  -----------------------------------
CUSIP NO.      681974101            13G     PAGE       4    OF    5   PAGES
--------------------------                  -----------------------------------



                  (j) [   ]         Group, in accordance with Section 240.
                                    13d-1(b)(1)(ii)(J).

                                    Not applicable.

Item 4.              OWNERSHIP.

                     (a) Amount Beneficially Owned: 1,837,954 shares of Omtool, Ltd.'s common stock, $.01 par value (the "Common Stock.")
                     (b)    Percent of Class:  14.6%
                     (c)    Number of shares as to which such person has:
                            (i) sole power to vote or to direct the vote:
                                            1,837,954
                           (ii)      shared power to vote or to direct the vote:
                                               -0-
                          (iii) sole power to dispose or to direct the disposition of:
                                            1,837,954
                           (iv) shared power to dispose or to direct the disposition of:
                                               -0-

Item 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not applicable.

Item 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not applicable.

Item 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not applicable.

Item 9.              NOTICE OF DISSOLUTION OF GROUP.

                     Not applicable.

Item 10.             CERTIFICATION.

                     Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

--------------------------                  -----------------------------------
CUSIP NO.      681974101            13G     PAGE       5    OF    5   PAGES
--------------------------                  -----------------------------------


                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 FEBRUARY 10, 2000
                                             -----------------------------------
                                                            Date


                                                /s/ Robert L. Voelk
                                             -----------------------------------
                                                          Signature


                                                 ROBERT L. VOELK
                                             -----------------------------------
                                                        Name/Title